Exhibit 3.15.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

HAWKER BEECHCRAFT DEFENSE COMPANY, LLC

(A Delaware limited liability company)

This Limited Liability Company Agreement (the “Agreement”) of Hawker Beechcraft Defense Company, LLC (the “Company”), dated as of March 24, 2011, is made by Hawker Beechcraft Corporation, a Kansas corporation, as the sole member (the “Member”).

WHEREAS, the Company was formed by the filing of a Certificate of Formation with the Secretary of the State of Delaware on March 24, 2011 under the name Hawker Beechcraft Defense Company, LLC;

WHEREAS, the Member wishes to enter into this Agreement in order to set forth its binding agreement as to the affairs of the Company, the conduct of its business and the rights and obligations of the Member;

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1. Name. The name of the Company is “Hawker Beechcraft Defense Company, LLC”.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “LLC Act”) and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5. Powers. Except as otherwise expressly provided for in this Agreement, (i) the management and direction of the business, affairs and properties of the Company shall be vested solely in the Member, and (ii) the Member shall have full and complete authority, power and discretion to manage and direct the business, affairs and properties of the Company, to make all decisions regarding those matters, to enter into, execute and deliver agreements, contracts and instruments by and on behalf of the Company, to act for and bind the Company, and to perform any and all other acts or activities customary or incident to the management of the business of the Company.

6. Delegation. The Member shall have the power and authority to delegate the Member’s rights and powers to manage and control the business and affairs of the Company, by written instrument, to one or more Persons, including any Board of Managers, director, officer, employee or agent of the Company or any Member. The Member may, by written instrument, authorize any Person (including, without limitation, any Member) to enter into and perform under any document on behalf of the Company.

7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member or (b) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical for the Company to carry on the business of the Company.

8. Assignments. The Member may assign in whole or in part its limited liability company interest.

9. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

10. Additional Contributions. The Member may contribute additional capital at such times and in such amounts as are determined by the Member in its sole and absolute discretion.

11. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

12. Distributions. Distributions shall be made to the Member at such times and in such amounts as determined by the Member.

13. Limited Liability. Except as otherwise required in the Delaware Limited Liability Company Act, as in effect on the date of the Agreement and as amended thereafter from time to time (the “LLC Act”), the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any officer or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member, an officer or manager of the Company, or for participating in the management of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the LLC Act or this Agreement shall not be grounds for imposing personal liability on the Member or any officer or manager of the Company for any liability of the Company.

14. Directors’ and Officers’ Indemnification. Officers, directors and any Board of Managers, if any, of the Company, duly appointed, are hereby indemnified by the Company to the fullest extent authorized by the laws of the State of Delaware from and against any loss, damage, liability, cost or expense (including fees and expenses of counsel selected by the Member) arising out of or in connection with the business and operation of the Company and for any and all actions taken in good faith as an officer, director and/or member of the Board of Managers, as the case may be.

15. Each Interest in the Company is a Security. It is expressly acknowledged and agreed that (a) each interest in the Company is a security governed by Article 8 of the Uniform Commercial Code in effect in the state of Delaware (the “DEUCC”) and the Uniform Commercial Code of any other relevant jurisdiction and (b) this Agreement establishes the terms of the interests in the Company. The issuer’s jurisdiction (within the meaning of Section 8-110 of the DEUCC) of the Company shall be the State of Delaware.

16. Other Business. The Member, any affiliate of the Member and any director or officer of the Member or of any Affiliate of the Member may engage in or possess any interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16. No Termination. To the maximum extent permitted by law, the death, bankruptcy, insolvency, dissolution, liquidation, termination or incapacity of the Member shall not serve to cause the dissolution, liquidation or termination of the Company.

17. Amendment. This Agreement may be amended from time to time with the written consent of the Member.

18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Alexander L. W. Snyder
	Name:	Alexander L. W. Snyder
	Title:	Vice President, General Counsel and Secretary